Exhibit 99.1

More information:

Torrey Martin

SVP, Communications and Corporate Development

203.956.8746

tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2015

REPORTS ADJUSTED LTM EBITDA AT $274.6 MILLION

STAMFORD, Conn., July 30, 2015 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), the global leader in enabling companies to connect and engage with their customers, thereby creating rewarding relationships and enhancing brand loyalty, announced today the financial results for the three month period ended June 30, 2015 (the “second quarter” or “quarter”) for itself and selected financial information for its wholly-owned subsidiary, Affinion Group, Inc. (“Affinion”).

“During the second quarter, our results were in line with expectations as we continued to benefit from solid execution across our businesses,” said Todd Siegel, the Company’s Chief Executive Officer. “We remain focused on investing in and growing our International and Global Loyalty businesses. Our International business continued its strong performance with nearly 10% revenue growth on a currency consistent basis, and our Global Loyalty business further expanded its reach with our recently announced partnership with a leading South American loyalty coalition.”

“Our 2015 goals remain on target and we continue to expect that our 2015 Adjusted EBITDA will be flat compared to 2014, on a currency consistent basis.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Tables 6 and 7 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

Second Quarter Net Revenues

☐	Net revenues for the second quarter of 2015 decreased 2.9%, from $303.8 million in the second quarter of 2014 to $295.0 million.

☐	The decrease in overall net revenues was primarily due to expected revenue declines in Membership, as well as declines in the International business, partially offset by increased revenue in Insurance and Package. Lower revenue in International was due to an unfavorable foreign exchange impact of $15.5 million.

Second Quarter Operating Results

☐	Adjusted EBITDA (as defined in Note (d) of Table 6) was $62.1 million as compared to $57.1 million for the second quarter of 2014, an increase of 8.8%.

☐	Segment EBITDA increased $19.5 million, as the impact of lower net revenues was more than offset by lower marketing and commissions, lower operating costs and lower general and administrative expenses.

☐	As compared to Segment EBITDA, second quarter Adjusted EBITDA reflects the exclusion of, among other items, $1.9 million in costs related primarily to restructuring of certain operations including related severance costs and $0.9 million in costs relating to certain litigation matters.

Segment Commentary

Global Loyalty products net revenues decreased by $0.7 million, or 1.6%, for the three months ended June 30, 2015 to $42.1 million as compared to $42.8 million for the three months ended June 30, 2014, as growth with existing and new clients was more than offset by lower revenue from the loss of a key client in the travel space in the second quarter of 2015 and the absence in 2015 of programming fee-based revenue from the second quarter of 2014.

Global Loyalty Segment EBITDA decreased by $2.4 million for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014, as the increased contribution associated with existing and new clients was more than offset by the loss of a key travel client, the absence of certain programming fee-based revenue recognized in 2014, and the ongoing investment in new verticals and geographies.

International products net revenues decreased by $6.9 million, or 7.6%, to $83.9 million for the three months ended June 30, 2015 as compared to $90.8 million for the three months ended June 30, 2014. On a currency consistent basis, net revenues increased $8.6 million, or 9.5%, primarily due to higher retail membership revenue in both our online and offline acquisition channels associated with increased members and higher price points along with growth in the wholesale and fee-for-service sectors. These increases were more than offset by an unfavorable foreign exchange impact of $15.5 million.

International Segment EBITDA increased by $3.8 million for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014, as the lower net revenue was more than offset by lower marketing and commissions and lower operating costs. The lower marketing and commissions and lower operating costs were primarily attributable to the favorable impact of foreign exchange.

Membership products net revenues decreased by $11.3 million, or 10.0%, to $102.1 million for the three months ended June 30, 2015 as compared to $113.4 million for the three months ended June 30, 2014. Membership net revenue decreased primarily due to the continued attrition of legacy members, including those from our large financial institution partners, partially offset by increased revenues from new joins acquired through partners with whom we are actively marketing.

Membership Segment EBITDA decreased by $2.5 million for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014. Segment EBITDA decreased as the impact of lower net revenues was partially offset by lower operating costs and lower general and administrative costs. The lower general and administrative costs were primarily due to a decrease in the legal reserves related to the settlement reached with the Consumer Financial Protection Bureau in July 2015 and benefits realized from cost savings initiatives.

Insurance and Package products net revenues increased by $10.0 million, or 17.5%, to $67.3 million for the three months ended June 30, 2015 as compared to $57.3 million for the three months ended June 30, 2014. Insurance net revenue increased primarily due to a lower cost of insurance principally from an acceleration of claims in 2014 as a result of the conversion to a new primary insurance carrier, while Package net revenue decreased primarily due to the impact of lower average Package members.

Insurance and Package Segment EBITDA increased by $14.0 million for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014, primarily from the impact of higher net revenues and lower operating expenses.

Selected Liquidity Data

Affinion Group, Inc.

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of first lien and second lien term loan facilities and a revolving credit facility.

At June 30, 2015, Affinion had $765.3 million of first lien term loans outstanding, $425.0 million of second lien term loans outstanding, $473.5 million (net of discounts) outstanding under its senior notes due in 2018, $2.6 million outstanding under its senior subordinated notes due in 2015, and $354.0 million (net of discounts) outstanding under the Affinion Investments, LLC senior subordinated notes due in 2018.

At June 30, 2015, there were outstanding borrowings of $59.0 million against Affinion’s revolving credit facility and $7.1 million of the credit facility was available for borrowing, after giving effect to the issuance of $13.9 million in letters of credit.

As of June 30, 2015, Affinion’s senior secured leverage ratio was 2.78 to 1.0. The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined) and must be equal to or less than 4.25 to 1.0 at June 30, 2015.

As of June 30, 2015, Affinion’s fixed charge coverage ratio was 1.61 to 1.0. The fixed charge coverage ratio is defined in the indentures governing Affinion’s 2010 senior notes and 2013 senior subordinated notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility), to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.

For the six months ended June 30, 2015, Affinion’s net cash used in operating activities was $6.0 million and the net loss attributable to Affinion was $42.2 million. Pro forma Adjusted EBITDA (as defined in Note (d) of Table 7) for both ratio calculations above was $281.4 million for the twelve months ended June 30, 2015.

At June 30, 2015, Affinion had $55.7 million of unrestricted cash on hand.

Affinion Group Holdings, Inc.

At June 30, 2015, Affinion Holdings had $229.2 million (net of discounts) outstanding under its senior secured PIK/toggle notes due in 2018 and $32.2 million outstanding under its senior notes due in 2015, in addition to Affinion’s debt instruments.

At June 30, 2015, Affinion Holdings had $60.0 million of unrestricted cash on hand, of which $4.3 million resides at Affinion Holdings.

Call-In Information

Affinion Group Holdings, Inc. will hold an informational call to discuss the results for the quarter ended June 30, 2015 at 10:00 a.m. (ET) on Thursday, July 30, 2015. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 86715301. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/ir. A telephonic replay of the call will be available through midnight August 3, 2015 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 86715301.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three and six month periods ended June 30, 2015 to the unaudited consolidated results of operations for the three and six month periods ended June 30, 2014.

About Affinion Holdings

As a global leader with over 40 years of experience, Affinion Holdings enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion Holdings provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, CT, the Company has approximately 3,700 employees and has marketing capabilities in 19 countries globally. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2015 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings and Affinion with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as well as Affinion’s most recent Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Subscriber and insured amounts in thousands, except dollars and percentages.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Global Average Subscribers, excluding Basic Insureds	38,155	39,571	38,173	39,884
Annualized Net Revenue Per Global Average Subscriber, excluding Basic Insureds (1)	$26.39	$25.98	$26.49	$26.74
Global Membership Subscribers
Average Global Retail Subscribers (2)	7,256	7,633	7,321	7,770
Annualized Net Revenue Per Global Average Subscriber (1)	$84.20	$86.37	$83.25	$85.71
Global Package Subscribers and Wholesale
Average Global Package Subscribers and Wholesale (2)	27,339	28,164	27,246	28,318
Annualized Net Revenue Per Global Average Package and Wholesale Subscriber (1)	$6.02	$6.49	$6.21	$6.63
Global Insureds
Average Supplemental Insureds (2)	3,560	3,774	3,606	3,796
Annualized Net Revenue Per Supplemental Insured (1)	$64.95	$49.34	$64.47	$56.04
Global Average Subscribers, including Basic Insureds	57,271	59,730	57,546	60,143

(1)	Annualized Net Revenue Per Global Average Subscriber and Supplemental Insured are all calculated by taking the revenues as reported for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.
(2)	Average Global Subscribers and Average Supplemental Insureds for the period are all calculated by determining the average subscribers or insureds, as applicable, for each month in the period (adding the number of subscribers or insureds, as applicable, at the beginning of the month with the number of subscribers or insureds, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s or insured’s, as applicable, account is added or removed in the period in which the subscriber or insured, as applicable, has joined or cancelled.

TABLE 2

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2015 AND DECEMBER 31, 2014

(In millions, except share amounts)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$60.0	$32.3
Restricted cash	33.2	35.8
Receivables (net of allowances for doubtful accounts of $8.8 and $8.5, respectively)	115.0	119.3
Profit-sharing receivables from insurance carriers	16.9	28.7
Prepaid commissions	51.7	48.0
Income taxes receivable	1.4	1.3
Other current assets	103.7	104.6

Total current assets	381.9	370.0
Property and equipment, net	130.6	139.0
Contract rights and list fees, net	17.7	16.7
Goodwill	318.9	322.2
Other intangibles, net	76.5	103.3
Other non-current assets	72.7	68.4

Total assets	$998.3	$1,019.6

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$43.0	$43.1
Accounts payable and accrued expenses	411.7	426.0
Deferred revenue	82.8	89.9
Income taxes payable	3.1	3.2

Total current liabilities	540.6	562.2
Long-term debt	2,298.4	2,229.6
Deferred income taxes	35.5	33.0
Deferred revenue	9.5	10.0
Other long-term liabilities	26.9	31.3

Total liabilities	2,910.9	2,866.1

Commitments and contingencies
Deficit:
Common stock, $0.01 par value, 540,000,000 shares authorized, 85,129,859 shares issued and 84,842,535 shares outstanding	0.9	0.9
Additional paid in capital	144.5	144.1
Warrants	124.8	124.8
Accumulated deficit	(2,180.8)	(2,117.5)
Accumulated other comprehensive income	(2.2)	1.2
Treasury stock, at cost, 287,324 shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,913.9)	(1,847.6)
Non-controlling interest in subsidiary	1.3	1.1

Total deficit	(1,912.6)	(1,846.5)

Total liabilities and deficit	$998.3	$1,019.6

TABLE 3

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(In millions)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net revenues	$295.0	$303.8	$597.3	$625.2

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	111.0	120.1	226.7	245.5
Operating costs	99.4	106.0	203.0	214.0
General and administrative	28.9	41.4	63.9	91.6
Facility exit costs	0.6	0.7	1.1	0.6
Depreciation and amortization	23.8	29.1	48.0	54.1

Total expenses	263.7	297.3	542.7	605.8

Income from operations	31.3	6.5	54.6	19.4
Interest income	0.1	—	0.1	0.1
Interest expense	(58.0)	(58.1)	(115.2)	(115.7)
Loss on extinguishment of debt	—	(14.6)	—	(14.6)
Other income, net	0.1	—	0.6	—

Loss before income taxes and non-controlling interest	(26.5)	(66.2)	(59.9)	(110.8)
Income tax expense	(1.1)	(4.1)	(3.1)	(8.3)

Net loss	(27.6)	(70.3)	(63.0)	(119.1)
Less: net income attributable to non-controlling interest	(0.1)	(0.1)	(0.3)	(0.2)

Net loss attributable to Affinion Group Holdings, Inc.	$(27.7)	$(70.4)	$(63.3)	$(119.3)

Net loss	$(27.6)	$(70.3)	$(63.0)	$(119.1)
Currency translation adjustment, net of tax	1.5	(0.7)	(3.5)	(1.0)

Comprehensive loss	(26.1)	(71.0)	(66.5)	(120.1)
Less: comprehensive income attributable to non-controlling interest	(0.1)	(0.1)	(0.2)	(0.2)

Comprehensive loss attributable to Affinion Group Holdings, Inc.	$(26.2)	$(71.1)	$(66.7)	$(120.3)

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(In millions)

	For the Six Months Ended
	June 30, 2015	June 30, 2014
Operating Activities
Net loss	$(63.0)	$(119.1)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	48.0	54.1
Amortization of debt discount and financing costs	6.5	7.5
Financing costs	—	6.7
Loss on extinguishment of debt	—	14.6
Facility exit costs	1.1	0.6
Share-based compensation	0.6	6.1
Deferred income taxes	1.5	5.3
Net change in assets and liabilities:
Restricted cash	2.2	(3.5)
Receivables	1.3	(7.4)
Receivables from related parties	4.2	—
Profit-sharing receivables from insurance carriers	11.8	25.3
Prepaid commissions	(3.7)	(0.2)
Other current assets	(5.3)	8.9
Contract rights and list fees	(1.1)	1.1
Other non-current assets	(8.9)	(4.1)
Accounts payable and accrued expenses	5.3	15.2
Payables to related parties	(0.1)	(0.1)
Deferred revenue	(6.1)	(12.2)
Income taxes receivable and payable	—	0.4
Other long-term liabilities	(4.7)	(0.9)
Other, net	2.5	(0.6)

Net cash used in operating activities	(7.9)	(2.3)

Investing Activities
Capital expenditures	(15.2)	(23.7)
Restricted cash	(0.1)	—
Proceeds from sale of investment	1.5	—

Net cash used in investing activities	(13.8)	(23.7)

Financing Activities
Borrowings (repayments) under revolving credit facility, net	54.0	(46.0)
Proceeds from issuance of debt	—	425.0
Financing costs	—	(20.0)
Principal payments on borrowings	(4.1)	(311.9)
Proceeds from issuance of warrants	—	3.8

Net cash provided by financing activities	49.9	50.9

Effect of changes in exchange rates on cash and cash equivalents	(0.5)	0.3

Net increase in cash and cash equivalents	27.7	25.2
Cash and cash equivalents, beginning of period	32.3	20.1

Cash and cash equivalents, end of period	$60.0	$45.3

Supplemental Disclosure of Cash Flow Information:
Interest payments	$91.6	$79.8

Income tax payments, net of refunds	$1.3	$2.3

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

Net Revenues
	For the Three Months Ended			For the Six Months Ended
	June 30, 2015	June 30, 2014	Increase (Decrease)	June 30, 2015	June 30, 2014	Increase (Decrease)
Membership products	$102.1	$113.4	$(11.3)	$205.0	$229.5	$(24.5)
Insurance and package products	67.3	57.3	10.0	135.6	128.2	7.4
Global loyalty products	42.1	42.8	(0.7)	87.4	84.2	3.2
International products	83.9	90.8	(6.9)	170.0	184.3	(14.3)
Eliminations	(0.4)	(0.5)	0.1	(0.7)	(1.0)	0.3

Total	$295.0	$303.8	$(8.8)	$597.3	$625.2	$(27.9)

Segment EBITDA (1)
	For the Three Months Ended			For the Six Months Ended
	June 30, 2015	June 30, 2014	Increase (Decrease)	June 30, 2015	June 30, 2014	Increase (Decrease)
Membership products	$15.7	$18.2	$(2.5)	$19.7	$32.5	$(12.8)
Insurance and package products	20.7	6.7	14.0	41.2	28.0	13.2
Global loyalty products	14.7	17.1	(2.4)	30.2	32.1	(1.9)
International products	6.8	3.0	3.8	14.0	(4.0)	18.0

Total products	57.9	45.0	12.9	105.1	88.6	16.5
Corporate	(2.8)	(9.4)	6.6	(2.5)	(15.1)	12.6

	55.1	35.6	19.5	102.6	73.5	29.1
Depreciation and amortization	(23.8)	(29.1)	5.3	(48.0)	(54.1)	6.1

Income from operations	$31.3	$6.5	$24.8	$54.6	$19.4	$35.2

(1)	See reconciliation of Non-GAAP Financial Measures on Table 6 for a discussion of Segment EBITDA.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net cash provided by (used in) operating activities for the twelve months ended June 30, 2015 and the three and six months ended June 30, 2015 and 2014 to Affinion Holdings’ Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2015 (a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2015	2014	2015	2014
	(in millions)
Net cash provided by (used in) operating activities	$31.4	$7.0	$(18.2)	$(7.9)	$(2.3)
Interest expense, net	222.9	57.9	58.1	115.1	115.6
Income tax expense (benefit)	(43.7)	1.1	4.1	3.1	8.3
Amortization of debt discount and financing costs	(12.8)	(3.3)	(3.7)	(6.5)	(7.5)
Provision for loss on accounts receivable	(0.7)	(0.4)	—	(0.4)	—
Deferred income taxes	47.2	(0.7)	(2.3)	(1.5)	(5.3)
Changes in assets and liabilities	(34.7)	(4.7)	6.0	3.1	(21.9)
Effect of purchase accounting, reorganizations, certain legal costs and net cost savings (b)	47.8	2.5	8.6	10.6	28.9
Other, net (c)	17.2	2.7	4.5	4.9	11.8

Adjusted EBITDA, excluding pro forma adjustments (d) (e)	274.6	$62.1	$57.1	$120.5	$127.6

Effect of the pro forma adjustments (f)	6.6

Adjusted EBITDA, including pro forma adjustments (g)	$281.2

(a)	Represents consolidated financial data for the year ended December 31, 2014, minus consolidated financial data for the six months ended June 30, 2014, plus consolidated financial data for the six months ended June 30, 2015.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions, legal costs for certain legal matters and costs associated with severance incurred.
(c)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) costs associated with certain strategic and corporate development activities, including business optimization, (iv) consulting fees payable to Apollo, and (v) the impact of an adjustment related to the recognition of International Products retail revenue.
(d)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(e)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) the acquisition of SkyMall that was completed in the third quarter of 2014, or (ii) projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such acquisition, restructurings and cost savings initiatives had occurred on July 1, 2014 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing Affinion’s 7.875% senior notes due 2018 (the “Affinion 2010 senior notes”), Affinion’s 13.5% senior subordinated notes due 2018 (the “Affinion 2013 senior subordinated notes”) and the Affinion Holdings 13.75%/14.50% PIK Toggle senior notes due 2018 (the “PIK Toggle senior notes”).
(f)	Gives effect to the projected annualized benefits of the acquisition of SkyMall, restructurings and other cost savings initiatives as if such acquisition, restructurings and cost savings initiatives had occurred on July 1, 2014.
(g)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (f) above.

TABLE 6 –cont’d

Set forth below is a reconciliation of Affinion Holdings’ consolidated net loss attributable to Affinion Group Holdings, Inc. for the twelve months ended June 30, 2015 and the three and six months ended June 30, 2015 and 2014 to Affinion Holdings’ Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2015 (a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2015	2014	2015	2014
	(in millions)
Net loss attributable to Affinion Group Holdings, Inc.	$(372.7)	$(27.7)	$(70.4)	$(63.3)	$(119.3)
Interest expense, net	222.9	57.9	58.1	115.1	115.6
Income tax expense	(43.7)	1.1	4.1	3.1	8.3
Non-controlling interest	0.6	0.1	0.1	0.3	0.2
Other income, net	(0.6)	(0.1)	—	(0.6)	—
Loss on extinguishment of debt	—	—	14.6	—	14.6
Depreciation and amortization	103.6	23.8	29.1	48.0	54.1
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	—	—	—	(0.1)	—
Certain legal costs (c)	25.4	0.9	2.0	2.3	17.0
Net cost savings (d)	22.4	1.6	6.6	8.4	11.9
Other, net (e)	316.7	4.5	12.9	7.3	25.2

Adjusted EBITDA, excluding pro forma adjustments (f) (g)	274.6	$62.1	$57.1	$120.5	$127.6

Effect of the pro forma adjustments (h)	6.6

Adjusted EBITDA, including pro forma adjustments (i)	$281.2

(a)	Represents consolidated financial data for the year ended December 31, 2014, minus consolidated financial data for the six months ended June 30, 2014, plus consolidated financial data for the six months ended June 30, 2015.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	Eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) costs associated with certain strategic and corporate development activities, including business optimization, (v) consulting fees payable to Apollo, (vi) facility exit costs, (vii) the impairment charge related to the goodwill of Membership Products, (viii) the impact of an adjustment related to the recognition of International Products retail revenue, and (ix) debt refinancing expenses.
(f)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(g)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) the acquisition of SkyMall that was completed in the third quarter of 2014, or (ii) projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such acquisition, restructurings and cost savings initiatives had occurred on July 1, 2014 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing the Affinion 2010 senior notes, the Affinion 2013 senior subordinated notes and the PIK Toggle senior notes.
(h)	Gives effect to the projected annualized benefits of the acquisition of SkyMall, restructurings and other cost savings initiatives as if such acquisition, restructurings and cost savings initiatives had occurred on July 1, 2014.
(i)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (h) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net loss attributable for the twelve months ended June 30, 2015 and the three and six months ended June 30, 2015 and 2014 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Twelve Months Ended June 30, 2015 (a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2015	2014	2015	2014
Net loss attributable to Affinion Group Holdings, Inc.	$(372.7)	$(27.7)	$(70.4)	$(63.3)	$(119.3)
Interest expense, net	222.9	57.9	58.1	115.1	115.6
Income tax expense	(43.7)	1.1	4.1	3.1	8.3
Non-controlling interest	0.6	0.1	0.1	0.3	0.2
Other income, net	(0.6)	(0.1)	—	(0.6)	—
Loss on extinguishment of debt	—	—	14.6	—	14.6
Depreciation and amortization	103.6	23.8	29.1	48.0	54.1

Segment EBITDA	$(89.9)	$55.1	$35.6	$102.6	$73.5

(a)	Represents consolidated financial data for the year ended December 31, 2014, minus consolidated financial data for the six months ended June 30, 2014, plus consolidated financial data for the six months ended June 30, 2015.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of Affinion’s consolidated net cash provided by (used in) operating activities for the twelve months ended June 30, 2015 and the three and six months ended June 30, 2015 and 2014 to Affinion’s Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2015 (a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2015	2014	2015	2014
	(in millions)
Net cash provided by (used in) operating activities	$35.2	$8.9	$(16.4)	$(6.0)	$(0.4)
Interest expense, net	182.3	47.2	46.0	94.1	90.9
Income tax expense (benefit)	(43.7)	1.1	4.1	3.1	8.3
Amortization of debt discount and financing costs	(9.3)	(2.4)	(2.6)	(4.7)	(5.5)
Provision for loss on accounts receivable	(0.7)	(0.4)	—	(0.4)	—
Deferred income taxes	47.3	(0.7)	(2.4)	(1.5)	(5.4)
Changes in assets and liabilities	(1.2)	3.3	15.2	20.5	(1.0)
Effect of purchase accounting, reorganizations, certain legal costs and net cost savings (b)	47.8	2.5	8.6	10.6	28.9
Other, net (c)	17.1	2.7	4.6	4.9	11.8

Adjusted EBITDA, excluding pro forma adjustments (d) (e)	274.8	$62.2	$57.1	$120.6	$127.6

Effect of the pro forma adjustments (f)	6.6

Adjusted EBITDA, including pro forma adjustments (g)	$281.4

(a)	Represents consolidated financial data for the year ended December 31, 2014, minus consolidated financial data for the six months ended June 30, 2014, plus consolidated financial data for the six months ended June 30, 2015.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions, legal costs for certain legal matters and costs associated with severance incurred.
(c)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) costs associated with certain strategic and corporate development activities, including business optimization, (iv) consulting fees payable to Apollo, and (v) the impact of an adjustment related to the recognition of International Products retail revenue.
(d)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(e)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) the acquisition of SkyMall that was completed in the third quarter of 2014, or (ii) projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such acquisition, restructurings and cost savings initiatives had occurred on July 1, 2014 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing the Affinion 2010 senior notes and the Affinion 2013 senior subordinated notes.
(f)	Gives effect to the projected annualized benefits of the acquisition of SkyMall, restructurings and other cost savings initiatives as if such acquisition, restructurings and cost savings initiatives had occurred on July 1, 2014.
(g)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (f) above.

TABLE 7 –cont’d

Set forth below is a reconciliation of Affinion’s consolidated net loss attributable to Affinion Group, Inc. for the twelve months ended June 30, 2015 and the three and six months ended June 30, 2015 and 2014 to Affinion’s Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2015 (a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2015	2014	2015	2014
	(in millions)
Net loss attributable to Affinion Group, Inc.	$(331.8)	$(16.9)	$(48.6)	$(42.2)	$(84.8)
Interest expense, net	182.3	47.2	46.0	94.1	90.9
Income tax expense	(43.7)	1.1	4.1	3.1	8.3
Non-controlling interest	0.6	0.1	0.1	0.3	0.2
Other income, net	(0.6)	(0.1)	—	(0.6)	—
Loss on extinguishment of debt	—	—	6.0	—	6.0
Depreciation and amortization	103.6	23.8	29.1	48.0	54.1
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	—	—	—	(0.1)	—
Certain legal costs (c)	25.4	0.9	2.0	2.3	17.0
Net cost savings (d)	22.4	1.6	6.6	8.4	11.9
Other, net (e)	316.6	4.5	11.8	7.3	24.0

Adjusted EBITDA, excluding pro forma adjustments (f) (g)	274.8	$62.2	$57.1	$120.6	$127.6

Effect of the pro forma adjustments (h)	6.6

Adjusted EBITDA, including pro forma adjustments (i)	$281.4

Senior secured leverage ratio (j)	2.78
Fixed charge coverage ratio (k)	1.61

(a)	Represents consolidated financial data for the year ended December 31, 2014, minus consolidated financial data for the six months ended June 30, 2014, plus consolidated financial data for the six months ended June 30, 2015.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	Eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) costs associated with certain strategic and corporate development activities, including business optimization, (v) consulting fees payable to Apollo, (vi) facility exit costs, (vii) the impairment charge related to the goodwill of Membership Products, (viii) the impact of an adjustment related to the recognition of International Products retail revenue, and (ix) debt refinancing expenses.
(f)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(g)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to (i) the acquisition of SkyMall that was completed in the third quarter of 2014, or (ii) projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such acquisition, restructurings and cost savings initiatives had occurred on July 1, 2014 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing the Affinion 2010 senior notes and the Affinion 2013 senior subordinated notes.
(h)	Gives effect to the projected annualized benefits of the acquisition of SkyMall, restructurings and other cost savings initiatives as if such acquisition, restructurings and cost savings initiatives had occurred on July 1, 2014.
(i)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (h) above.
(j)	The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined). The senior secured leverage ratio must be equal to or less than 4.25 to 1.0 at June 30, 2015.
(k)	The fixed charge coverage ratio is defined in the indentures governing the Affinion 2010 senior notes and the Affinion 2013 senior subordinated notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility), to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.